AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

And

BTS ASSET MANAGEMENT, INC.

THIS INVESTMENT ADVISORY AGREEMENT AMENDMENT is made and entered into as of December 10, 2014 between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and BTS Asset Management, Inc., a corporation organized and existing under the laws of the State of Massachusetts (the "Adviser") located at 420 Bedford Street, Suite 340, Lexington, MA 02420.

WHEREAS, the parties have entered into an Investment Advisory Agreement dated as of December 11, 2012 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently changed the name of the BTS Diversified Income Fund to BTS Hedged Income Fund;

WHEREAS, the parties now desire to amend the Agreement as set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references in the Agreement to “BTS Diversified Income Fund” shall be replaced with “BTS Hedged Income Fund”.

2.	Appendix A to the Agreement is deleted in its entirety and replaced with Appendix A attached hereto.

3.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Advisory Agreement Amendment as of the date set forth above.

NORTHERN LIGHTS FUND TRUST	BTS ASSET MANAGEMENT, INC.

By: /s/ Andrew Rogers	By: /s/ Matthew Pasts
Name: Andrew Rogers	Name: Matthew Pasts
Title: President	Title: Chief Executive Officer

NORTHERN LIGHTS FUND TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST AS OF DECEMBER 10, 2014

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
BTS Hedged Income Fund	0.75%